3 -. CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION Exhibit 3.114 PNEODRliU.lJICS, INC. ~~--;;-·--~~~~:!~ - The undersiqned, ERIC J. SAVILLE and RAYMOND S. HUNT, JR., ce~:tify that they now are and at all times herein mentioned bave been the duly elected and actinq President and Secr-c:tary, respectively, of PneuDrauli.cs, Inc. , a California ·----- tlorporation, and that: 1. At a special meeting of tbe board of directors of tbe corporation dull- held at 8961 Ce11tral Avenue, Montclair,_ California, at 2:00 o'clock p.m. on October 27, 1970, the fol lowing resolutions were duly adopted: RESOLVED, that Article THIRD of the articles of incorporation be, and the same is hereby, stricken in its entirety from the articles of incorporation of this corporation aad that the same be amended to read as follows: TJI::IRD: That the principal office for the trans action of the business of this corporation is to be located in the County of San Bernardiuo, State of california. RESOLVED PUR'rBER, that Article FOURTH of the arti- cles of incorporation of the corporation be, and the SUle is hereby, stricken in its entirety f1om the articles of incorporation of tbis corporation and that the same be amended tc read as follows: FOOJl'rB: That this corporation is authorised to issue one alass of shares of stock, that the total number of shares which this corporation shall have authority to issue is seven thousand five hundred (7,500): that the aggreqate par value of such shares shall be seventy five thousand dollars ($75,000.00)7 tba~ the par value of each of such ·shares shall be ten dollars ($10.00). The purpose of the aforesaid -..na..nt to Article ~B is hereby 4eclare4 to be the abolition of the provi sion for any an4 all classification of the author ized stock of this corporation, the eU.mi11ation of any distiMtion between classes of stock, and the abOlishment ~f any an4 a11 differences in the •ot- 1. . ·· ·-: .· ... . :.-~~ . .. :.:. .. · .. • ·_,,• . . . .:... ;, , : ,. ,, ... ,. ..... ..... . . ". ~. ·,

ing, pre-emptive and other rights of its shareholders to the end that the corporation henceforth will have under the aforesaid amendment only capital stock outstanding, without differentiation as to classes, and without differentiation as to the rights and privileges of its shareholders, all of which shall have the effect as aforesaid upon the outstanding shares of the corporation, for the accomplishment of which certificates for the presently outstanding shares shall be recalled, cancelled and new certificates evidencing the same shall be issued in exchange therefor on a share-for-share basis.

RESOLVED FURTHER, that subparagraph (b) of Article SIXTH of the articles of incorporation of the corporation be, and the same is hereby, stricken in its entirety from the articles of incorporation of this corporation and that no alternative provision be substituted therefor. The purpose of the aforesaid amendment to subparagraph (b) of Article SIXTH of the articles of incorporation of the corporation is hereby declared to be the abolition of the provision for any and all classification of the authorized stock of this corporation, the elimination of any distinction between classes of stock, and the abolishment of any and all differences in the voting, pre-emptive and other rights of its shareholders to the end that the corporation henceforth will have under the aforesaid amendment only capital stock outstanding, without differentiation as to classes, and without differentiation as to the rights and privileges of its shareholders, all of which shall have the effect as aforesaid upon the outstanding shares of the corporation, for the accomplishment of which certificates for the presently outstanding shares shall be recalled, cancelled and new certificates evidencing the same shall be issued in exchange therefor on a share-for-share basis.

RESOLVED FURTHER, that said amendment is hereby adopted and approved.

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2. The number of shares consenting in writing to such amendment is 732 shares of Class A common stock of a par value of $10.00 each, and 3,881 shares of Class B common stock of a par value of $10.00 each. The wording of the amendments in the written consent of the shareholders is identical to the wording thereof set out in the directors' resolution in paragraph 1 above.

3. The total number of shares of the corporation entitled to consent to the adoption of such amendment is 732 shares Class A common stock and 3,881 shares of Class B common stock, the same being all of the issued and outstanding shares of Class A and Class B common stock of this corporation.

4. The purpose and effect of the foregoing amendment on outstanding shares is as stated in the foregoing resolution.

The undersigned ERIC J. SAVILLE, President of PneuDraulics, Inc., a California corporation, and RAYMOND S. HUNT, JR., Secretary of PneuDraulics, Inc., a California corporation, each declares under penalty of perjury that the foregoing is true and correct and that this certificate was executed on 3 December 1970 at Montclair, California.

Eric J. Saville, President

Raymond S. Hunt, Jr., Secretary

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